Exhibit 99.1

News Release

Contact:	Tim Paynter (Media)
703-280-4359
timothy.paynter@ngc.com

Northrop Grumman Board Elects Janis G. Pamiljans Corporate Vice President and President, Aerospace Systems; Thomas E. Vice to Retire

FALLS CHURCH, Va. - Feb. 27, 2017 - The board of directors of Northrop Grumman Corporation (NYSE: NOC) has elected Janis G. Pamiljans corporate vice president and president of Aerospace Systems, effective April 1, 2017. Pamiljans will succeed Thomas E. Vice, who has announced his intention to retire. He will report to Wes Bush, the company's chairman, chief executive officer and president, and become a member of the company's Corporate Policy Council.

“I want to thank Tom Vice for his tremendous service to our company over many years,” said Bush. “His strong focus on performance, innovation, and commitment to our customers has been instrumental in positioning us well for the long term.” Vice will continue as corporate vice president, reporting to Bush to support this transition and other company initiatives until his retirement.

“I am delighted that Janis Pamiljans will be taking on the leadership of this important business,” Bush said. “Our employees and our customers respect Janis for the great leadership he has demonstrated in leading some of the most advanced technology developments in our industry.”
In his new role, Pamiljans will lead a premier provider of manned and unmanned aircraft systems, space systems, and advanced technologies critical to the nation’s security. Headquartered in Redondo Beach, Calif., the Aerospace Systems sector has approximately 23,000 employees, with major operations in Redondo Beach, El Segundo, Palmdale and San Diego, Calif.; Bethpage, N.Y.; and Melbourne and St. Augustine, Fla.
A 30-year veteran of Northrop Grumman, Pamiljans began his career working on the B-2 program, and has led many of the company’s major manned and unmanned aircraft programs. He presently serves as the general manager of Strategic Systems at Aerospace Systems.
Pamiljans earned a bachelor's degree in aeronautical operations from San Jose State University, graduated from the Harvard Business School Advanced Management Program, and completed the Duke University Advanced Management Program and the Defense Science Management College in Acquisition Management.

Northrop Grumman is a leading global security company providing innovative systems, products and solutions in autonomous systems, cyber, C4ISR, strike, and logistics and modernization to customers worldwide. Please visit news.northropgrumman.com and follow us on Twitter, @NGCNews, for more information.

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